Exhibit 23.3

Consent of Independent Auditors

The Board of Directors

Redwood Systems, Inc.:

We consent to the use of our report included herein the registration statement on Form S-1 of CommScope Holding Company, Inc. dated May 1, 2013 except as to note 10(c) which is as of July 3, 2013, with respect to the consolidated balance sheets of Redwood Systems, Inc. and its subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the years then ended, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

San Francisco, California

June 2, 2014